WORLD FUNDS TRUST 485BPOS

Exhibit 99(p)(7)

CODE OF ETHICS

of

APPLIED FINANCE ADVISORS, LLC

Adopted May 15, 2006

Last Revised as of April 15, 2020

I.	Introduction

This Code of Ethics (the “Code”) has been adopted by Applied Finance Advisors, LLC (the “Adviser”), in compliance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

This Code is intended to establish policies and procedures reasonably designed to ensure that persons subject to the Code do not:

>	use any information concerning the investments or investment intentions of the Adviser, or his or her ability to influence such investment related information, for personal gain or in a manner detrimental to the interests of the Adviser or any client of the Adviser; and/or

>	engage in activities that result in a conflict of interest, or apparent conflict of interest, between such persons and the Adviser or any client of the Adviser.

II.	Principles

This Code of Ethics acknowledges, supports and is designed to enforce the general principles that persons affiliated with the Adviser:

>	owe fiduciary obligations to the Adviser and all clients of the Adviser;

>	must at all times to place the interests of advisory clients before their own personal interests;

>	must at all times conduct all their personal securities transactions so as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility; and

>	never take inappropriate advantage of their positions in relation to the Adviser or to any client of the Adviser.

III.	Definitions (as used in this Code)

"Access Person" means:

(1)	any officer, general partner, Managing Member, “Affiliated Person” (defined below) or “Advisory Person” (defined below) of the Adviser.

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(2)	any Supervised Person (as defined in the Advisers Act) or employee of the Adviser who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Adviser, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Adviser regarding the purchase or sale of Covered Securities.

“Advisory Person” means:

(1)	any Access Person of the Adviser who, in connection with his or her regular functions or duties, makes or participates in the making of any recommendations regarding the purchase or sale of Covered Securities by the Adviser; and

(2)	any natural person in a control relationship to the Adviser who, in connection with his or her regular functions or duties, obtains information concerning recommendations made to the Adviser with regard to the purchase or sale of Covered Securities by the Adviser.

Note: All “Advisory Persons” are also “Access Persons”. However, not all “Access Persons” are “Advisory Persons”. Any Section that applies to “Access Persons” also applies to “Advisory Persons”. Any Code Section that applies to “Advisory Persons” applies ONLY to “Advisory Persons”.

"Affiliated Person" of the Adviser means:

(1)	any officer, director, trustee, co-partner or employee of the Adviser;

(2)	any person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Adviser;

(3)	any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by the Adviser; and

(4)	any person directly or indirectly controlling, controlled by, or under common control with the Adviser.

"Beneficial Interest" means any interest by which an Access Person or any member of his or her immediate family (relative by blood or marriage living in the same household), can directly or indirectly derive a monetary benefit from the purchase, sale or other acquisition, disposition or ownership of a security, except such interests as the Code Administrator shall determine to be too remote for the purpose of this Code.

(1)	A transaction in which an Access Person acquires or disposes of a security in which he or she has or thereby acquires a direct or indirect Beneficial Interest will be referred to in this Code as a "personal securities" transaction or as a transaction for the person's "own account".

(2)	At the written request of a person subject to this Code, the Code Administrator, in his sole discretion or with the advice of legal counsel, may from time to time issue written interpretations as to whether an Access Person has a “Beneficial Interest” in a security or a transaction, and whether a transaction is or would be considered to be a “personal securities” transaction or a transaction for the person’s “own account” for purposes of the reporting requirements under this Code. Any such written interpretations shall be attached to this Code and may be relied upon solely by the person(s) seeking such interpretations.

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“Clearing Officer” means any officer of the Adviser who is not:

(1)	a party to the transaction;

(2)	related by blood or marriage to a party to the transaction;

(3)	interested in or an affiliated person of the issuer of the securities at issue; and

(4)	authorized pursuant to this Code to approve personal securities transactions.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, directly or through one or more controlled persons, more than 25% of the voting securities of a company shall be presumed to control such company.

“Covered Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, transferable share, investment contract, voting-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ''security'', or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, including “initial public offerings” and “limited offerings”, except that it does not include:

(1)	direct obligations of the United States Government;

(2)	banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(3)	shares of other Funds (defined below).

References to a "Security" in this Code shall include any warrant for, option in, or security immediately convertible into that "Security."

“Fund” means any series of shares of any entity conducting business as an investment company and registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”). Notwithstanding the foregoing, any Fund that operates as an exchange traded fund, and any Fund for which the Adviser serves as an investment adviser are considered to be Covered Securities.

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A "security held or to be acquired" by an Adviser client means any Covered Security which, during any trading day:

(1)	is or has been purchased or sold by the Adviser for a client; or

(2)	is being or has been considered for purchase or sale by the Adviser for a client.

A security is "being considered for purchase or sale" from the time an order is given by or on behalf of an Adviser client to the order room of the Adviser until all orders with respect to that security are completed or withdrawn.

IV.	General Prohibitions

A.	No Access Person shall use any information concerning the investments or investment intentions of the Adviser, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Adviser.

B.	No Access Person shall, directly or indirectly in connection with the purchase or sale of a "security held or to be acquired" by the Adviser:

>	employ any device, scheme or artifice to defraud any Advisory client; or

>	make to any Advisory client any untrue statement of material fact or omit to inform any Advisory client of any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

>	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Advisory client; or

>	engage in any manipulative practice with respect to any Advisory client.

V.	Restrictions on Personal Securities Transactions

A.       Transactions Requiring Pre-Clearance- Unless exempted under Section V(B) below, Access Persons may not effect personal securities transactions in any Covered Security unless such person obtains prior written approval for such transaction in accordance with this Code and reports to the Code Administrator the information described in Section VII of this Code in accordance with the reporting requirements of Section VII of this Code. . Access Persons must obtain prior written approval before engaging in any personal securities transaction involving “initial public offerings” or “limited offerings”

B.       Transactions That Do Not Require Pre-Clearance- Access Persons may engage in the following types of personal securities transactions without the need to obtain pre-clearance of the transaction:

>	Purchases or sales of a Covered Security in an amount not to exceed $50,000 per transaction in that security, so long as the Covered Security is one that trades on a nationally recognized exchange and the Access Person reports such transactions in accordance with the reporting requirements of Section VII of this Code. Funds for which the Adviser serves as an investment adviser are not included in this exemption. Exchange Traded Funds are included in this exemption, unless the Adviser serves as an investment adviser to the Fund.

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>	Purchases or sales of options and futures contracts, unless such contracts are then being considered for purchase or sale by the Adviser for an Advisory client.

B.       Gifts- Access Persons may not accept any gift or other thing of more than de minimis value from any person or entity that does or seeks to do business with or on behalf of the Adviser or any affiliated person of the Adviser. A gift will qualify as de minimis if it is within such limits as defined by applicable rules of the Financial Industry Regulatory Authority (“FINRA”).

C.       Service as a Director to Other Public Companies- Advisory Persons may not serve on the board of directors of any publicly traded company without obtaining prior authorization of a majority of the Adviser’s Managing Members, which authorization shall be specifically based upon a determination that such service would not conflict with the interests of the Adviser and its shareholders. If and when such board service is authorized, the Advisory Person serving as a director will be isolated from other Advisory Persons who make investment decisions involving that company through "Chinese Wall" or other procedures.

VI.	Exempt Personal Securities Transactions

Neither the prohibitions nor the reporting requirements of this Code with respect to Personal Securities Transactions apply to:

A.	purchases, sales or other acquisitions or dispositions of Covered Securities for an account over which the person has no direct influence or control and does not exercise indirect influence or control;

B.	involuntary purchases or sales of Covered Securities;

C.	purchases which are part of an automatic dividend reinvestment plan;

D.	purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights; and

E.	holdings of Covered Securities which were acquired by a person prior to such person becoming subject to this Code. In such an event, the person may dispose of such Covered Securities after such person has become subject to this Code, if the person:

>	obtains advance written clearance of such transaction by two (2) Clearing Officers; and

>	if the Covered Security is a “security held or to be acquired” by the Adviser, executes such transaction at a price equal to or less advantageous than the most recent price obtained for such security by the Adviser; and

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>	reports to the Adviser the information described in Section VII of this Code in accordance with the reporting requirements of Section VII of this Code.

>	Any profits realized on personal securities transactions in violation of this Section VI(E) shall be disgorged.

VII.	Reporting of Personal Securities Transactions and Holdings

A.	Reporting Requirements of Access Persons

(1)	Unless specifically excepted by other provisions of this Code, every Access Person must provide to the Code Administrator the following reports:

(a)	Initial Holdings Reports- Not later than ten (10) days after a person becomes an Access Person, such person shall complete, sign and deliver to the Code Administrator an Initial Holdings Report which, with respect to any Covered Securities in which the Access Person had any direct or indirect Beneficial Interest at the time of such report, contains the following information:

(ii)	the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security held:

(iii)	the current cost basis of each Covered Security held;

(iv)	the name of and account number at the broker, dealer or bank at which the Covered Security is held;

(v)	the date that the report is submitted to the Code Administrator.

(b)	Quarterly Transaction Reports- Not later than thirty (30) days after the end of each calendar quarter, each Access Person shall make a written Quarterly Transaction Report to the Code Administrator which, with respect to any Personal Securities Transaction during the previous calendar quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership, contains the following information:

(i)	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Covered Security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected;

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(v)	the name of and account number at any broker, dealer or bank at which the Access Person established an account during the reporting period; and

(vi)	the date that the report is submitted to the Administrator by the Access Person.

(c)	Annual Holding Reports- Not later than forty-five (45) days after the end of each calendar year end, each Access Person shall make a written report to the Code Administrator which:

(i)	sets forth the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership during the reporting period;

(ii)	sets forth the name of and account number at any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person during the reporting period;

(iii)	contains the date that the report is submitted by the Access Person; and

(iv)	states that the information contained in the Annual Holdings Report is current as of a date not greater than thirty (30) days prior to the date the report was submitted.

B.	Exemptions from Reporting

(1)	A person need not make an Initial Holdings Report with respect to transactions effected for, and Covered Securities held, in any account over which the person has no direct or indirect influence or control.

(2)	An Access Person need not make a Quarterly Transaction Report if the Report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the Access Person for the applicable quarterly reporting period, but only if such broker trade confirmations or account statements contain ALL of the information required to be reported in the Quarterly Transaction Reports.

C.	Responsibility to File Personal Transaction and Holdings Reports

The responsibility for taking the initiative to file required reports under this Code is imposed on each Access Person. Any effort by the Code Administrator,or the Adviser to facilitate the reporting process does not change or alter that responsibility.

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D.	Where to File Personal Transaction and Holdings Reports

All Personal Transaction and Holdings Reports must be filed with the Code Administrator.

VIII.	Confidentiality of Adviser Securities Transactions

Until disclosed in a public report to shareholders or to the Commission in the normal course of the Adviser’s business, all information concerning Covered Securities "being considered for purchase or sale" by the Adviser shall be kept confidential by all Access Persons and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Code Administrator to report any inadequacy found by him or her to the Board of Trustees of the Adviser or any committee appointed by the Board to deal with such information.

IX.	Reporting of Code Violations

A.	Violations of this Code by any person other than the Code Administrator shall be reported to the Code Administrator. The Code Administrator shall report such violations to the Principal Executive Officer, who shall determine an appropriate sanction, in consultation with the Code Administrator. Subsequent to such determination, the Code Administrator shall provide a report of any such violations and sanctions to the Board of Trustees.

B.	Violations of this Code by the Principal Executive Officer or Code Administrator shall be reported to the other Managing Members. The Managing Members shall investigate such report and impose such sanctions as they deem appropriate.

X.	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions as may be deemed appropriate under the circumstances by the duly authorized imposing authority. Such sanctions may include, but are not limited to suspension or termination of employment, a letter of censure, restitution, and/or reporting of the violator to criminal authorities or the Commission.

XI.	Required Records

The Code Administrator shall maintain or cause to be maintained in an easily accessible place, the following records:

A.	a copy of this and any other Code adopted pursuant to Rule 204A-1 which has been in effect during the past five (5) years;

B.	written acknowledgments of receipt from all persons subject to the Code indicating the the person has received, read and understands the Code, including all annual acknowledgments of receipt as required to be obtained under Rule 204A-1, and all acknowledgments of receipt resulting from any material change to this Code of Ethics and such change being communicated to all Access Persons;

C.	a record of any violation of such Codes and of any action taken as a result of such violation;

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D.	a copy of each report made by the Code Administrator for a period of five (5) years from the end of the fiscal year of the Adviser in which such report and interpretation is made or issued, the first two (2) years in an easily accessible place;

E.	a list of all persons who are, or within the past five (5) years have been required to make reports pursuant to the Code; and

F.	a copy of all Initial Holdings Reports, Quarterly Transactions Reports, Annual Holdings Reports, and Acknowledgments of Receipt for a period of five (5) years from the end of the fiscal year of the Adviser in which such report is made or issued, the first two (2) years in an easily accessible place.

XII.	Administration and Construction

A.	The administration of this Code shall be the responsibility of the Adviser's Chief Compliance Officer or such other person as the Adviser's Managing Members may appoint from time to time, who shall serve as the "Administrator" of this Code.

B.	The duties of the Code Administrator shall include:

(1)	continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, and written acknowledgments of receipt from all persons subject to the Code indicating the the person has received, read and understands the Code;

(2)	providing each Access Person a copy of this Code and informing them of their duties and obligations thereunder, and assuring that Access Persons who are not Advisory Persons are familiar with applicable requirements of this Code;

(3)	supervising the implementation and the enforcement of the Code;

(4)	maintaining or supervising the maintenance of all records and reports required by this Code;

(5)	determining whether any particular securities transaction should be exempted pursuant to the provisions of this Code;

(6)	issuing either personally, or with the assistance of counsel as may be appropriate, an interpretation of this Code which may appear consistent with the objectives of the Rule of this Code;

(7)	conducting such inspections or investigations, including scrutiny of the listings referred to in the preceding subparagraph, as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code to the Adviser's Managing Members or any committee appointed by them to deal with such information;
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(8)	submitting a quarterly report to the Managing Members of the Adviser containing a description of any violation and the sanction imposed; transactions which suggest a possibility of a violation, and any exemptions or waivers found appropriate by the Administrator; and any other significant information concerning the appropriateness of this Code.

XIII.	Amendments and Modifications

This Code of Ethics may not be amended or modified except in a written form which is specifically approved by majority vote of the Adviser's Managing Members.

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Listing of Access Persons
As of April 15, 2020

NAME	LOCATION	ADVISORY PERSON Y/N	DESIGNATION DATE
Paul Blinn	San Antonio, TX	Y	2006
Rafael Resendes	San Juan, Puerto Rico	Y	2006
David Jones	San Antonio, TX	N	2006
Jun Wang	San Juan, Puerto Rico	Y	2006
Dhaval Sanghavi	Chicago, Illinois	Y	2014
Daniel Obrycki	Chicago, Illinois	N	2014

LIST OF CLEARING OFFICERS

As of April 15, 2020

Paul Blinn

Rafael Resendes

David Jones

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